Exhibit 99.1

PositiveID Corporation Announces Reverse Stock Split

Company prepares for estimated $3.1 billion BioWatch Generation 3 opportunity

DELRAY BEACH, FL, April 22, 2013 – PositiveID Corporation ("PositiveID" or “Company”) (OTCBB: PSID), a developer of biological detection and diagnostics solutions, today announced its Board of Directors has approved a reverse split of its common stock at a ratio of 1-for-25 commencing at the open of trading on April 23, 2013. The Company’s ticker symbol will be PSIDD for approximately 20 trading days after the split to designate that it is trading on a post-reverse split basis. As a result of the reverse stock split, the number of outstanding common shares will be reduced to approximately 15 million shares. No fractional shares will be issued as a result of the reverse stock split, and stockholders who otherwise would be entitled to a fractional share will receive, in lieu thereof, a cash payment based on the volume weighted average price of the Company's common stock as reported on April 22, 2013 on the Over the Counter Bulletin Board Market. The Company's transfer agent will provide instructions to stockholders regarding the process for exchanging shares.

Over the past two years, the Company has focused on its patented molecular diagnostic technologies for bio-threat detection and rapid medical testing. The Company believes this reverse stock split could enhance the appeal of its common stock to the financial community, including institutional investors, potential new strategic partners and the general investing public as it continues to execute its business strategy.

Recent significant developments related to the Company’s molecular diagnostic technologies include:

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In December, the Company entered into a license agreement and a teaming agreement, including a license fee to the Company of $2.5 million, with a large strategic partner providing them the right to sell the Company’s M-BAND (Microfluidics-based Bioagent Networked Detector) airborne bio-threat detector for the U.S. Department of Homeland Security's ("DHS") BioWatch Generation 3 opportunity, as well as other opportunities in the North American market. PositiveID retained exclusive rights to serve as the reagent and assay supplier of M-BAND systems to its partner in the U.S. market, and also retained the right to sell M-BAND units, reagents and assays in international markets.

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DHS released a draft request for proposal ("RFP") for Stage 1 of BioWatch Generation 3, an autonomous biodetection system designed to protect the nation against biological threats. The final RFP for Stage 1 of BioWatch Generation 3 is expected to be released in the government's third quarter of fiscal 2013, which ends June 30th. The Stage 1 contract is expected to have a performance period of 18 months. The full roll-out of BioWatch Generation 3 is estimated at $3.1 billion over the next five years.

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The Company also signed a teaming agreement with a large government contractor to pursue the Defense Threat Reduction Agency ("DTRA") Indefinite Delivery/Indefinite Quantity Multiple Award Contracts supporting the Weapons of Mass Destruction - Defeat Technology, Arms Control, and Nuclear Technology Electromagnetic Research and Development/Survivability and Infrastructure programs. The Company will offer both its Dragonfly™ Rapid MDx Cartridge-based diagnostic system ("Dragonfly") and its M-BAND system as part of the teaming agreement.

William J. Caragol, Chairman and CEO of PositiveID, stated, “As we continue to implement our strategic plan to focus on our patented and patent pending technologies to participate in the estimated $3.1 billion BioWatch Generation 3 opportunity and complete the development of our innovative biological detection and diagnostics applications, we believe increasing our price per share and decreasing the number of common shares outstanding may make us more attractive to new potential strategic partners and investors.”

In March, the Company published a report on market opportunities and positioning for its M-BAND and Dragonfly technologies. A copy of the report is available on the Company’s website at http://www.positiveidcorp.com/files/M-BAND_and_Dragonfly_Market_Opportunities_Report_2013-03-07.pdf.

About PositiveID Corporation

PositiveID Corporation is an emerging growth company and developer of biological detection systems for America’s homeland defense industry as well as rapid medical testing. PositiveID is focused on the development of microfluidic systems for the automated preparation of and performance of biological assays in order to detect biological threats at high-value locations, as well as analyze samples in a medical environment. For more information on PositiveID, please visit http://www.PositiveIDCorp.com.

Statements about PositiveID's future expectations, including, without limitation, the likelihood that the reverse stock split could enhance the appeal of its common stock to the financial community, including institutional investors, potential new strategic partners and the general investing public as it continues to execute its strategy; the likelihood that the Company will offer both its Dragonfly and M-BAND system as part of the teaming agreement; the likelihood that the full roll-out of BioWatch Generation 3 is estimated at $3.1 billion over the next five years; and the likelihood that increasing the Company’s price per share and decreasing the number of common shares outstanding may make the Company more attractive to new potential strategic partners and investors, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID's actual results could differ materially from expected results. These risks and uncertainties include, without limitation, the Company’s ability to target the bio-threat detection and rapid medical testing sectors; the reverse stock split may decrease the liquidity of the Company's common stock; following the reverse stock split, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the investing guidelines of such investors and, consequently, the trading liquidity of the Company's common stock may not improve; the total market capitalization of the Company's common stock (the aggregate value of all PositiveID common stock at the then market price) after the implementation of the reverse stock split may not be equal to or greater than the total market capitalization before the reverse stock split or the per share market price of the common stock following the reverse stock split may not increase in proportion to the reduction in the number of shares of the common stock outstanding before the reverse stock split, as well as other risks. Additional information about these and other factors that could affect the Company's business is set forth in the Company's various filings with the Securities and Exchange Commission, including those set forth in the Company's 10-K filed on April 16, 2013 under the caption "Risk Factors." The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

PositiveID Corporation

Allison Tomek

561-805-8000

atomek@positiveidcorp.com